Stradley Ronon Stevens & Young, LLP

2600 One Commerce Square

Philadelphia, PA 19103

Telephone:  (215) 564-8000

Facsimile:  (215) 564-8120

December 6, 2011

Board of Trustees of

  Franklin Alternative Strategies Funds

One Franklin Parkway

San Mateo, California 94403

Subject:            Initial Registration Statement on Form N-1A of Franklin Alternative Strategies Funds, a Delaware statutory trust

Ladies and Gentlemen:

We have acted as counsel to Franklin Alternative Strategies Funds, a Delaware statutory trust (the “Trust”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission of its initial Registration Statement on Form N-1A under the Investment Company Act of 1940, as amended, of the Trust (the “Registration Statement”) in order to register two new series, Franklin Pelagos Commodities Strategy Fund and Franklin Pelagos Managed Futures Strategy Fund (the “Series”).

We have reviewed the Trust’s Agreement and Declaration of Trust, as amended to date, Bylaws and resolutions adopted by the Trust’s Board of Trustees, and such other legal and factual matters as we have deemed appropriate.

This opinion is based exclusively on the Delaware Statutory Trust Act and does not extend to the securities or “blue sky” laws of the State of Delaware or other States.

We have assumed the following for purposes of this opinion:

1.         The shares of each Series will be issued in accordance with the Trust’s Agreement and Declaration of Trust, Bylaws (each as amended to date) and resolutions of the Trust’s Board of Trustees relating to the creation, authorization and issuance of shares of each Series.

2.         Each Series’ shares will be issued against payment therefor as described in such Series’ then-current Offering Circular and Statement of Additional Information relating thereto and that such payment will have been at least equal to the applicable offering price.

On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Registration Statement, the shares of beneficial interest, without a par value, of each Series to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Registration Statement.

Very truly yours,

Stradley Ronon Stevens & Young, LLP

By:    /s/ Kenneth L. Greenberg

         Kenneth L. Greenberg, a Partner